News	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

Contact:	Mark E. Schell
Senior Vice President and Secretary
(918) 493-7700
www.unitcorp.com

For Immediate Release…
August 13, 2015

UNIT CORPORATION ANNOUNCES ELECTION OF NEW DIRECTOR

Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today that a new independent director was elected to the Company’s Board of Directors at its recent board meeting held on August 11th in Tulsa. The newly elected director is Carla S. Mashinski.

Ms. Mashinski brings to the Board over 30 years of experience working for a number of diverse energy companies, including Shell Oil Company, Duke Energy, GulfMark Offshore, and SASOL. Currently, she is serving as the Chief Financial Officer of Cameron LNG, which is constructing a natural gas liquefaction facility near the Gulf of Mexico. Prior to joining Cameron LNG in July 2015, she served as the Chief Financial Officer and Vice President of Finance and Information Management of the North American operations of SASOL, an international integrated energy company. Ms. Mashinski has expertise in building global operational infrastructures and has had executive level responsibility for corporate financial and information management activities, including budgeting and forecasting, treasury, financial reporting, and tax management. In addition, she has industry experience in strategic planning, mergers and acquisitions, and financial leadership.

Ms. Mashinski is a certified public accountant, certified management accountant, and a certified project management professional. She holds a B.S in Accounting from the University of Tennessee at Knoxville, and an Executive M.B.A. from the University of Texas at Dallas. Ms. Mashinski is active in professional organizations and has been a participant in several management development programs at the University of Texas and Wharton School of Business.

John Nikkel, Chairman of the Company’s Board of Directors said, “We believe that Ms. Mashinski’s expertise will be a significant asset to Unit. Her longtime financial and operational experience and practical guidance will be of significant value to our company. We look forward to her presence and contribution to our Board.”

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Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.